Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Prospectus and to the incorporation by reference in this Registration Statement (Form N-2) (file numbers 333-198646 and 811-22715) of Guggenheim Credit Allocation Fund of our report dated July 28, 2016 on the financial statements and financial highlights of Guggenheim Credit Allocation Fund included in the May 31, 2016 Annual Report to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
September 12, 2016